SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported)     October 22, 2004

Commission File Number	Registrant, State of Incorporation, Address of Principal Executive Offices and Telephone Number	I.R.S. employer Identification Number

1-8788	SIERRA PACIFIC RESOURCES P.O. Box 10100 (6100 Neil Road) Reno, Nevada 89520-0400 (89511) (775) 834-4011	88-0198358

1-4698	NEVADA POWER COMPANY 6226 West Sahara Avenue Las Vegas, Nevada 89146 (702) 367-5000	88-0045330

0-508	SIERRA PACIFIC POWER COMPANY P.O. Box 10100 (6100 Neil Road) Reno, Nevada 89520-0400 (89511) (775) 834-4011	88-0044418

None

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Signatures

2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Nevada Power Company

         On October 22, 2004, Nevada Power Company (“NPC”) amended and restated its existing $250 million Credit Agreement with Union Bank of California, N.A., as Administrative Agent, which was entered into on October 8, 2004 to increase the amount of the revolving credit facility to $350 million. There were no other material changes to the terms of the initial Credit Agreement. NPC entered into this revolving credit facility on October 8, 2004 to, among other things, finance the purchase of NPC’s recently acquired 1,200 megawatt natural gas-fired combined-cycle Moapa power plant. In connection with the amendment to the Credit Agreement, NPC issued its $350 million General and Refunding Mortgage Bond, Series K, due October 8, 2007, which was exchanged for NPC’s previously issued Series K Bond in the principal amount of $250 million, to secure the revolving credit facility. NPC currently has $150 million outstanding under the revolving credit facility.

         Upon the effectiveness of the amendment to the Credit Agreement, NPC terminated its previously existing $100 million synthetic revolving credit facility, which it entered into on May 4, 2004. No amounts were outstanding under this facility at the time of termination.

Sierra Pacific Power Company

         On October 22, 2004, Sierra Pacific Power Company (“SPPC”) entered into a $75 million Credit Agreement with Union Bank of California, N.A., as Administrative Agent. Borrowings under this revolving credit facility will be used for SPPC’s general corporate purposes. The revolving credit facility, which is secured by SPPC’s $75 million General and Refunding Mortgage Bond, Series L, will expire on October 22, 2007. The rate for outstanding loans and/or letters of credit under the revolving credit facility will be at either an alternate base rate or a Eurodollar rate plus a margin that varies based upon SPPC’s credit rating by S&P and Moody’s. Currently, SPPC’s alternate base rate margin is 1.00% and its Eurodollar margin is 2.00%. SPPC has not borrowed any amounts under this revolving credit facility.

         Upon the effectiveness of the Credit Agreement, SPPC terminated its previously existing $50 million synthetic revolving credit facility, which it entered into on May 4, 2004. No amounts were outstanding under this facility at the time of termination.

Financial Covenants

         The Credit Agreement contains two financial maintenance covenants. The first requires that SPPC maintain a ratio of consolidated indebtedness to consolidated capital, determined as of the last day of each fiscal quarter, not to exceed 0.68 to 1. The second requires that SPPC maintain a ratio of consolidated cash flow to consolidated interest expense, determined as of the last day of each fiscal quarter for the period of four consecutive fiscal quarters, not to be less than 2.0 to 1.

         Due to a negative pledge obligation in SPPC’s $92 million General and Refunding Mortgage Bond, Series E, SPPC expects to amend its Series E Bond to include these two financial maintenance covenants. SPPC’s Series E Bond, which is currently held by an escrow agent, was issued to secure the judgment that was entered against SPPC by the U.S. Bankruptcy Court for the Southern District of New York, which required SPPC to pay Enron Power Marketing, Inc. (“Enron”) approximately $103 million for liquidated damages and pre-judgment interest for power not delivered by Enron under power supply contracts terminated by Enron in May 2002. The judgment was vacated in a decision handed down on October 10, 2004 by the U.S. District Court for the Southern District of New York. SPPC’s Series E Bond will continue to remain in escrow through the pendancy of all remands and appeals pursuant to a stipulation and agreement previously entered into among NPC, SPPC and Enron.

Dividend Restriction

         The Credit Agreement contains a dividend limitation similar to certain of SPPC’s existing dividend limitations. The limitation does not apply to payments by SPPC to enable SPR to pay its reasonable fees and expenses (including, but not limited to, interest on SPR’s indebtedness and payment obligations on account of SPR’s Premium Income Equity Securities) provided that:

•	those payments do not exceed $50 million for any one calendar year,

•	those payments comply with any regulatory restrictions then applicable to SPPC, and

•	the ratio of consolidated cash flow to fixed charges for SPPC’s most recently ended four full fiscal quarters immediately preceding the date of payment is at least 1.75 to 1.

         The Credit Agreement also permits SPPC to make payments to SPR in excess of the amounts payable discussed above in an aggregate amount not to exceed $25 million from the date of the establishment of the Credit Agreement.

         In addition, SPPC may make payments to SPR in excess of the amounts described above so long as, at the time of payment and after giving effect to the payment:

•	there are no defaults or events of default with respect to the Credit Agreement,

•	SPPC would have had a ratio of consolidated cash flow to fixed charges for SPPC’s most recently ended four full fiscal quarters immediately preceding the payment date of at least 2 to 1, and

•	the total amount of such dividends is less than the sum of:

•	50% of SPPC’s consolidated net income measured on a quarterly basis cumulative of all quarters from the date of the establishment of the revolving credit facility, plus

•	100% of SPPC’s aggregate net cash proceeds from contributions to its common equity capital or the issuance or sale of certain equity or convertible debt securities of SPPC, plus

•	the lesser of cash return of capital or the initial amount of certain restricted investments.

Restriction on Additional Indebtedness

         The Credit Agreement also restricts SPPC from incurring any additional indebtedness unless:

•	at the time the debt is incurred, the ratio of consolidated cash flow to fixed charges for SPPC’s most recently ended four quarter period on a pro forma basis is at least 2 to 1, or

•	the debt incurred is specifically permitted under the terms of the Credit Agreement, which permits the incurrence of certain credit facility or letter of credit indebtedness, obligations incurred to finance property construction or improvement, indebtedness incurred to refinance existing indebtedness, certain intercompany indebtedness, hedging obligations, indebtedness incurred to support bid, performance or surety bonds, and certain letters of credit issued to support SPPC’s obligations with respect to energy and gas suppliers, or indebtedness incurred to finance capital expenditures pursuant to SPPC’s 2004 Integrated Resource Plan.

Other Restrictions

         Among other things, the Credit Agreement also contains restrictions on liens (other than permitted liens, which include liens to secure certain permitted debt) and certain sale and leaseback transactions. There are also limitations on certain fundamental structural changes to SPPC and limitations on the disposition of property.

Defaults

         The Credit Agreement provides for certain events of default including any of the following events: SPPC fails to make payments of principal or interest under the Credit Agreement, SPPC fails to comply with certain agreements included in the Credit Agreement, SPPC files for bankruptcy, or a change of control occurs. The Credit Agreement also provides for an event of default if a judgment of $15 million or more is entered against SPPC and such judgment is not vacated, discharged, stayed or bonded pending appeal within 60 days. Since, the Credit Agreement also prohibits the creation or existence of any liens on SPPC’s properties except for liens specifically permitted under the Credit Agreement, if a judgment lien is filed against SPPC, the filing of the lien will trigger an event of default under the Credit Agreement. The Credit Agreement also provides for an event of default if SPPC defaults in the payment of principal, interest or premium beyond the applicable grace period under any mortgage, indenture or other security instrument, relating to debt in excess of $15 million.

         Upon an event of default, the Administrative Agent under the Credit Agreement may, upon request of more than 50% of the lenders under the Credit Agreement, declare all amounts due under the Credit Agreement immediately due and payable. Since SPPC’s obligations under the Credit Agreement are secured by its General and Refunding Mortgage Bond, if SPPC fails to repay all amounts due upon an acceleration of the Credit Agreement within three business days, such failure will be deemed a default in the payment of principal and will trigger an event of default under the SPPC General and Refunding Mortgage Indenture that would be applicable to all securities issued under the SPPC General and Refunding Mortgage Indenture.

Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have each duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

Sierra Pacific Resources (Registrant)
Date: October 22, 2004	By:	/s/ John E. Brown
John E. Brown
Vice President and Controller

Nevada Power Company (Registrant)
Date: October 22, 2004	By:	/s/ John E. Brown
John E. Brown
Vice President and Controller

Sierra Pacific Power Company (Registrant)
Date: October 22, 2004	By:	/s/ John E. Brown
John E. Brown
Vice President and Controller